Exhibit 99.1

Press Release

OSS Reports Q4 2020 Revenue up 7% over Q3 to $13.9 Million, Net Income of $244,000 or $0.01 per Share

ESCONDIDO, Calif., March 25, 2021 – One Stop Systems, Inc. (Nasdaq: OSS), a leader in specialized high-performance edge computing, reported results for the fourth quarter and full year ended December 31, 2020.

Q4 Financial Highlights

•	Revenue in the fourth quarter of 2020 totaled $13.9 million, up 7% from Q3 2020, and lower by 24% versus the same year-ago quarter due to COVID-19-related issues.

•	Operating expenses in the fourth quarter of 2020 decreased 9% from the year-ago quarter to $4.3 million.

•	Net income on a GAAP basis totaled $244,000 or $0.01 per share.

•

Cash and cash equivalents totaled $6.3 million on December 31, 2020, up from $5.5 million on September 30, 2020. Earlier this month the company raised net proceeds of approximately $9.3 million via a registered direct offering, resulting in current cash of about $19 million.

Full Year 2020 Financial Highlights

•	Revenue totaled $51.9 million.

•

Operating expenses decreased 16% to $16.9 million. This reduction in operating expenses by more than $3.3 million includes the prior year’s charge of $1.7 million for goodwill impairment which was recorded in Q2 2019. On a proforma basis, after eliminating the effect of the prior year impairment charge, operating expenses were reduced by $1.6 million.

•

Loss from operations decreased to $424,000 compared to a loss of $779,000 in the prior year. After giving effect to the goodwill impairment charge described above, loss from operations increased $1.3 million.

•	Net loss on a GAAP basis for the full year of 2020 totaled $6,500 or $(0.00) per basic and diluted share, as compared to a net loss of $0.9 million or $(0.06) per basic and diluted share.

•	Non-GAAP net income for the full year of 2020 totaled $1.4 million or $0.08 per share, compared to non-GAAP net income of $2.3 million or $0.14 per diluted share.

2020 Operational Highlights

•	New program wins continued at a strong pace despite the pandemic. For 2020, the company won 16 new $1 million-plus programs, with 10 representing new customers.

•

The new program wins in 2019 and 2020 yielded $18 million of revenue for 2020, with $12 million generated by new customers. This diversification has reduced OSS’ dependency on its top two customers, which represented 25% of the company’s total business in 2020 compared to 41% in 2019.

•	Awarded fourth major program win by the company’s second largest customer, a large military prime contractor.

•	Company’s first-to-market PCI Express Gen 4 products generated more than $6.0 million in revenue. Applications included autonomous vehicles, military, and instrumentation.

•	Appointed industry technology veteran, David Raun, as president and CEO. (Q2)

•	Added three new independent board members while supporting gender and ethnic diversity. (Q3)

•

Completed reorganization with focus on long-term strategic vision, stronger margins, and enhancing shareholder value. This included the implementation of an expense reduction program. Savings from this effort are estimated to be $2.5 million on an annual basis. (Q2)

2020 Product and Technology Highlights

•	Introduced PCI Express Gen 4 compute accelerator incorporating the NVIDIA V100S Tensor Core GPU, thereby delivering data center capabilities to HPC and AI deployments at the edge. (Q1)

•	First-to-market with NVIDIA’s latest A100 Tensor Core GPU in an OSS upgraded compute accelerator, boosting performance by 20x over the previous generation. (Q2)

•	Introduced a new 4U Pro PCI Express Gen 4 expansion platform for edge, AI Transportables TM, applications. (Q4)

Q4 Financial Summary

Revenue in the fourth quarter of 2020 totaled $13.9 million, up 7.4% from $13.0 million in the previous quarter. The sequential improvement in the fourth quarter of 2020 was due to increased sales to the company’s two largest accounts and new customers.

On a quarterly year over year basis, revenue was lower by 24.4% compared to $18.4 million in the same year-ago quarter. The decrease compared to the year-ago quarter was primarily due to pandemic driven reductions.

Gross profit was $4.8 million or 34.5% of revenue, which decreased by one percentage point from 35.5% in Q4 2019. The decrease was attributed to $4.5 million less in revenue in Q4 2020 and a higher mix of Bressner sales in Q4 2019.

Operating expenses decreased 9.2% to $4.3 million compared to $4.7 million in the same year-ago quarter. Operating expenses as a percentage of revenue increased to 30.9% in the fourth quarter of 2020 versus 25.7% in the year-ago quarter. The increase was primarily attributable to lower revenue.

Net income on a GAAP basis totaled $244,000 or $0.01 per basic and diluted share compared to a net income of $1.1 million or $0.06 per diluted share in the year-ago period.

Non-GAAP net income totaled $636,000 or $0.04 per share, as compared to $1.3 million or $0.07 per diluted share in the same year-ago period.

Adjusted EBITDA, a non-GAAP term, totaled $1.1 million as compared to $2.4 million in the same year-ago period.

Cash and cash equivalents totaled $6.3 million as of December 31, 2020, as compared to $5.5 million at September 30, 2020. Current cash on hand totals approximately $19 million after a registered direct offering for net proceeds of approximately $9.3 million completed earlier this month. The company believes its cash position and other available funds provides sufficient liquidity to meet its cash requirements for working capital and paying down debt, while also supporting the company’s growth and strategic initiatives.

Full Year 2020 Financial Summary

For the full year of 2020, revenue was $51.9 million, a decrease of 11% from $58.3 million in the same year-ago period. The decrease was primarily due to the impact of COVID-19.

Gross profit was $16.4 million or 31.7% of revenue, compared to $19.4 million or 33.3% of revenue in 2019.

Operating expenses decreased 16.5% to $16.9 million from $20.2 million in 2019. Operating expenses as a percentage of revenue improved to 32.5% versus 34.6% in the year-ago period. The decrease in operating expense is largely attributable to the company’s expense reduction program, less the goodwill impairment charge of $1.7 million in the prior year.

Net loss on a GAAP basis totaled $6,500 or $(0.00) per share, as compared to a loss of $900,000 or $(0.06) per share in 2019.

Non-GAAP net income totaled $1.4 million or $0.08 per share, as compared to non-GAAP net income of $2.3 million or $0.14 per diluted share in the full year of 2019.

Adjusted EBITDA, a non-GAAP term, was $1.8 million, as compared to $3.2 million in 2019.

Management Commentary

“In 2020 we seized the opportunity to take several transformative steps and have laid the cornerstones for a stronger foundation on which to build our future growth,” commented OSS president and CEO, David Raun. “These steps included new senior leadership and corporate reorganization, reduced spending, three new independent board members, which also added to our board diversity, and we directed more focus on our long-term strategic vision to increase shareholder value over time.

“Regarding our financials, we are pleased to announce that we were able to exceed our Q4 2020 revenue outlook by about $900,000. This was a direct result of our continued efforts to drive existing OEM business and our success in expanding our customer base, offsetting some of the downside from the pandemic.

“We see early indications of improvements with customers impacted by COVID. While we anticipate the impact will continue for some time in 2021, our energies are focused on a return to normalcy and the opportunities inherent in that improved environment.

“As previously stated, the pandemic impacted our top line revenue growth in 2020 with several of our key customers. We identified about $14 million in lost or delayed revenue compared to our annual plan due to COVID-related matters.

“More than half of the lost or delayed revenue in 2020 was from our largest customer in the media and entertainment industry. During the fourth quarter we saw an encouraging rebound by this customer, as their 3D virtual product line continues to develop traction in the market.

“Their product premiered last year on American Idol as the virtual performance stage in a Katy Perry music video. We expect their virtual platform to drive increased sales in the current and future quarters. The eventual return of live events should contribute additional revenue from their core products in the second half of the year.

“Earlier this month, we announced a direct offering which further fortified our cash position. In addition to the offering, we achieved significant cash gains through a combination of lower expenses, increased efficiency, and improvements in working capital. The result is that we currently have a cash position of approximately $19 million. This gives us the ability to invest in key strategic initiatives that should fuel future growth.

“During the fourth quarter of 2020, we closed four additional major OEM opportunities, including two industrial, one instrumentation and one autonomous driving project. For 2020, the program wins totaled 16, which matched 2019 without the pandemic. As a reminder, we define program wins as those expected to yield $1 million or more of revenue within four years.

“Our 32 program wins over the past two years contributed $18 million to 2020 revenue, including $12 million from new customers supporting our diversification initiatives.

“We have defined and started implementation of a multi-year strategic plan to enhance our product road map, market position and value proposition for target industries and customers.

“After confidential discussions with customers, much research, trend analysis, review of core strengths and our current business, we have identified a focus segment within the fast-growing edge computing space.

“Our strategic focus is on a quickly developing segment of edge computing. We call it AI Transportables. This includes anything that is not in a fixed location but requires the very latest in high-performance computing for AI where responsive action needs to be taken immediately at the very edge.

“The challenges associated with these AI Transportables is where OSS core capabilities and expertise is strongest, and we believe will offer the greatest growth opportunities. We look forward to sharing additional details on our quarterly conference call and in future communications.

“While there remains uncertainty around when we will finally conquer the pandemic and return to business as usual, we believe the worst is now behind us. We see signs of improvement, and OSS has become foundationally stronger to execute its strategic plan and create increasing value for our shareholders.”

Outlook

For the first quarter of 2021, OSS expects revenue of approximately $13 million.

Conference Call

OSS management will hold a conference call to discuss its fourth quarter and full year 2020 results later today, followed by a question-and-answer period.

Date: Thursday, March 25, 2021

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-800-437-2398

International dial-in number: 1-786-204-3966

Conference ID: 1791479

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at ir.onestopsystems.com. OSS regularly uses its website to disclose material and non-material information to investors, customers, employees and others interested in the company.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through April 8, 2021.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 1791479

About One Stop Systems

One Stop Systems, Inc. (OSS) designs and manufactures innovative specialized high-performance edge computing modules and systems, including customized servers, compute accelerators, expansion systems, flash storage arrays and Ion Accelerator storage software. These products are used for deep learning, AI, defense, finance, and entertainment applications, and empower scientists, engineers, creators and other professionals to push the boundaries of their industries.

OSS utilizes the power of PCI Express, the latest GPU accelerators and NVMe storage to build award-winning systems, including many industry firsts, for OEMs and government customers. The company enables AI on the Fly® by bringing AI datacenter performance to ‘the edge’ and on mobile platforms, and by addressing the entire AI workflow, from high speed data acquisition to deep learning, training and inference. OSS products are available directly or through global distributors. For more information, go to www.onestopsystems.com.

Non-GAAP Financial Measures

Management believes that the use of adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, is helpful for an investor to assess the performance of the company. The company defines adjusted EBITDA as income (loss) attributable to common stockholders before interest, taxes, depreciation, amortization, acquisition expense, impairment of long-lived assets, financing costs, fair value adjustments from purchase accounting, stock-based compensation expense and expenses related to discontinued operations.

Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States, or GAAP. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash operating expenses, management believes that providing a non-GAAP financial measure that excludes non-cash and non-recurring expenses allows for meaningful comparisons between the company’s core business operating results and those of other companies, as well as providing the company with an important tool for financial and operational decision making and for evaluating its own core business operating results over different periods of time.

The company’s adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in its industry, as other companies in the company’s industry may calculate non-GAAP financial results differently, particularly related to non-recurring and unusual items. The company’s adjusted EBITDA is not a measurement of financial performance under GAAP, and should not be considered as an alternative to operating income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. Management does not consider adjusted EBITDA to be a substitute for, or superior to, the information provided by GAAP financial results.

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2020	2019	2020	2019
Net loss attributable to common stockholders	$243,860	$1,094,126	$(6,544)	$(900,337)
Depreciation and amortization	397,770	415,104	1,606,532	1,655,288
Amortization of deferred gain	—	(12,359)	(53,838)	(28,555)
Impairment of goodwill	—	—	—	1,697,394
Stock-based compensation expense	220,959	159,329	724,378	649,469
Interest income	(150,468)	(25,266)	(418,379)	(151,113)
Interest expense	157,599	54,097	550,774	165,560
Costs resulting from dissolution of SkyScale	—	(146,150)	—	(146,150)
Acquisition expenses	—	—	—	4,075
(Benefit) provision for income taxes	247,312	832,142	(603,744)	237,252

Adjusted EBITDA	$1,117,032	$2,371,023	$1,799,179	$3,182,883

Adjusted EPS excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. Management believes that exclusion of certain selected items assists in providing a more complete understanding of the company’s underlying results and trends and allows for comparability with its peer company index and industry. Management uses this measure along with the corresponding GAAP financial measures to manage the company’s business and to evaluate its performance compared to prior periods and the marketplace. The Company defines non-GAAP (loss) income attributable to common stockholders as (loss) or income before amortization, stock-based compensation, expenses related to discontinued operations, and acquisition costs. Adjusted EPS expresses adjusted (loss) income on a per share basis using weighted average diluted shares outstanding.

Adjusted EPS is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. Management expects to continue to incur expenses similar to the adjusted income from continuing operations and adjusted EPS financial adjustments described above, and investors should not infer from our presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

The following table reconciles net loss attributable to common stockholders and diluted earnings per share:

	For The Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Net loss attributable to common stockholders	$243,860	$1,094,126	$(6,544)	$(900,337)
Amortization of intangibles	170,985	174,525	683,935	984,065
Impairment of goodwill	—	—	—	1,697,394
Stock-based compensation expense	220,959	159,329	724,378	649,469
Cost resulting from dissolution of SkyScale	—	(146,150)	—	(146,150)
Acquisition expenses	—	—	—	4,075

Non-GAAP net income attributable to common stockholders	$635,804	$1,281,830	$1,401,769	$2,288,516

Non-GAAP net income per share attributable to common stockholders:

Basic	$0.04	$0.08	$0.08	$0.15

Diluted	$0.04	$0.07	$0.08	$0.14

Weighted average common shares outstanding:

Basic	16,639,514	16,107,786	16,512,203	15,148,613

Diluted	17,143,126	17,117,800	16,752,434	16,158,627

Forward-Looking Statements

One Stop Systems cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems or its partners that any of our plans or expectations will be achieved, including but not limited to, to our management’s expectations for revenue growth generated by new products and design wins. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contact:

Katie Rivera

One Stop Systems, Inc.

Tel (760) 745-9883

Email contact

Investor Relations:

Ronald Both or Grant Stude

CMA

Tel (949) 432-7557

Email contact

ONE STOP SYSTEMS, INC. (OSS)

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$6,316,921	$5,185,321
Accounts receivable, net	7,458,383	11,667,157
Inventories, net	9,647,504	7,369,356
Prepaid expenses and other current assets	655,708	453,938

Total current assets	24,078,516	24,675,772
Property and equipment, net	3,487,178	3,568,564
Deposits and other	81,709	47,146
Deferred tax assets, net	3,698,593	3,019,823
Goodwill	7,120,510	7,120,510
Intangible assets, net	662,257	1,346,192

	$39,128,763	$39,778,007

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$976,420	$4,115,977
Accrued expenses and other liabilities	3,481,444	4,607,432
Current portion of notes payable, net of debt discount of $2,047 and $7,019, respectively	1,365,204	1,377,751
Current portion of related-party notes payable, net of debt discount of $6,726 and $23,060, respectively	199,943	561,441
Senior secured convertible note, net of discounts of $256,242	1,789,212	—

Total current liabilities	7,812,223	10,662,601
Notes payable, net of current portion and debt discount of $0 and $2,047, respectively	—	149,301
Related-party notes payable, net of current portion and debt discount of $0 and $6,726, respectively	—	199,943
Senior secured convertible note, net of discounts of $14,107	531,347	—
Paycheck protection plan note payable	1,499,360	—

Total liabilities	9,842,930	11,011,845

Commitments and contingencies
Stockholders’ equity
Common stock, $.0001 par value; 50,000,000 shares authorized; 16,684,424 and 16,121,747 shares issued and outstanding, respectively	1,668	1,612
Additional paid-in capital	30,758,354	30,537,015
Noncontrolling interest	—	500
Accumulated other comprehensive income (loss)	287,547	(17,773)
Accumulated deficit	(1,761,736)	(1,755,192)

Total stockholders’ equity	29,285,833	28,766,162

	$39,128,763	$39,778,007

ONE STOP SYSTEMS, INC. (OSS)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31,		FOR THE YEAR ENDED DECEMBER 31,
	2020	2019	2020	2019
Revenue	$13,934,365	$18,424,920	$51,895,388	$58,308,019
Cost of revenue	9,122,247	11,877,357	35,460,774	38,905,756

Gross margin	4,812,118	6,547,563	16,434,614	19,402,263

Operating expenses:
General and administrative	2,209,436	2,033,551	8,418,358	8,501,572
Impairment of goodwill	—	—	—	1,697,394
Marketing and selling	982,945	1,379,861	4,120,778	5,138,762
Research and development	1,106,420	1,320,039	4,319,759	4,843,554

Total operating expenses	4,298,801	4,733,451	16,858,895	20,181,282

Income (loss) from operations	513,317	1,814,112	(424,281)	(779,019)

Other income (expense):
Interest income	150,468		418,379
Interest expense	(157,599)	(54,096)	(550,774)	(165,560)
Other income (expense), net	(15,014)	166,252	(53,612)	281,494

Total other (loss) income, net	(22,145)	112,156	(186,007)	115,934

Income (loss) before income taxes	491,172	1,926,268	(610,288)	(663,085)
Provision (benefit) for income taxes	247,312	832,142	(603,744)	237,252

Net income (loss)	$243,860	$1,094,126	$(6,544)	$(900,337)

Net income (loss) per share:
Basic	$0.01	$0.07	$(0.00)	$(0.06)

Diluted	$0.01	$0.06	$(0.00)	$(0.06)

Weighted average common shares outstanding:
Basic	16,639,514	16,107,786	16,512,203	15,148,613

Diluted	17,143,126	17,117,800	16,512,203	15,148,613